Exhibit 99.1


For immediate release


                    PRISM MOURNS THE DEATH OF CO-FOUNDER
                              BRUCE C. ABRAMS

                     Board Elects New Chairman and CEO

CHICAGO, Ill. -- December 13, 1999 -- Prism Financial Corporation (NASDAQ:
PRFN) today announced that its co-founder, chairman and chief executive officer, Bruce C. Abrams, died yesterday in Chicago.

Prism was co-founded in 1992 by Abrams and Terry Markus, current president of Prism Illinois. Prism is now one of the nation's largest mortgage companies with more than 2,300 employees in 24 states.

At a meeting in Chicago Sunday night, Prism's board of directors elected current board member Richard L. Wellek as chairman, and Mark A. Filler as CEO of Prism. Mr. Filler has been a senior executive officer of Prism for five and a half years and has been president since January 1999.

"We are extremely saddened by the loss of our dear friend and my partner," said Filler. "We offer our deepest condolences to his family. I will miss Bruce's leadership and vision."

Wellek, former chairman and CEO of Varlen Corporation, said "these are sad times for all of us at Prism. Thankfully, we have an experienced management team in place to continue to run the company."

Prism Financial Corporation is a leading national retail mortgage banking company that originated more than $8 billion in loans in 1998 on pro forma basis, making it the 11th largest retail originator in the country. Based in Chicago, Prism is nationally licensed, with more than 1,000 loan officers in 24 states. Prism operates through more than 150 retail branches as well as through partnerships with major Internet companies. Prism Financial's common stock trades on NASDAQ under the ticker symbol PRFN.

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